Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read the statements made by TTI Holdings of America Corp. (Commission File Number 000-30734), (copy attached), which we understand will be filed with the Commission, pursuant to item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of February, 2002. We agree with the statements concerning our Firm in such Form 8-K.


Very Truly Yours,




Capraro, Centofranchi, Kramer & Co., P.C.
South Huntington, NY
February 2, 2002